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                                                                     EXHIBIT 2.3



              NONCOMPETITION AND PROPRIETARY INFORMATION AGREEMENT

           AGREEMENT entered into as of this 6th day of January, 2000, by and among Brooks Automation, Inc., a Delaware corporation ("Brooks"), Daifuku Co., Ltd., a Japanese company ("Daifuku Japan"), and Daifuku America Corporation, an Illinois corporation and wholly-owned subsidiary of Daifuku Japan (the "Company Shareholder"). (The Company Shareholder and Daifuku Japan are referred to collectively as the "Sellers.")

                                   WITNESSETH:

           WHEREAS, Brooks, ASC Merger Corp. and ASI Merger Corp., two wholly-owned subsidiaries of Brooks, and the Sellers have entered into an Agreement and Plan of Merger dated December 15, 1999 (the "Merger Agreement"), pursuant to which ASC Merger Corp. and ASI Merger Corp. are being merged into Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI"), respectively two Utah corporations which are wholly-owned subsidiaries of the Company Shareholder (the "Mergers") in consideration for payment by Brooks to Company Shareholder of $59 million (subject to adjustment) in cash and stock; and

           WHEREAS, pursuant to the Merger Agreement, ASI and ASC (collectively, the "Companies") will survive the Mergers and become wholly-owned subsidiaries of Brooks (the term "Surviving Companies" shall mean ASC and ASI after the Mergers); and

           WHEREAS, it is a condition to the Mergers that this Noncompetition and Confidentiality Agreement be entered into; and

           WHEREAS, the Sellers have had access to information relating to the Companies' business activities, business plans, personnel, financial status and other confidential and proprietary information including, but not limited to, existing and potential customers, customer information, target market areas, potential and future products, methods, techniques, trade secrets and other confidential and proprietary information of and about the Companies and their affiliates and who their customers and suppliers are, all of which are significant components of the value of the businesses being acquired, and are of value to Brooks; and

           WHEREAS, Brooks and its affiliates do now and in the future will continue to produce and license and sell products and technologies to their customers on a worldwide basis; and

           WHEREAS, as a result of the Sellers' involvement with and knowledge of the Companies' business and their access to the Companies' confidential customer information, the Sellers acknowledge the need for and agree to impose certain restrictions on the ability of the Sellers to compete with Brooks and its Affiliates, including the Surviving Companies, following the Effective Time in order to keep intact the Surviving Companies' business organization, to keep available their present officers, employees and agents and to preserve the good will of the Surviving Companies as going concerns;



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           NOW THEREFORE, in consideration of the consideration received under the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, it is hereby agreed by and among the parties as follows:

1. DEFINITIONS. For purposes of this Agreement, the following terms will have the indicated meanings:

           "Affiliate" means a second person controlling, controlled by or under common control with a first person, and includes without limitation any second person with 50% or more of the equity ownership of which is held by the first person.

           "Allowed Product or Market Areas" means the product or market areas identified in Exhibit B.

           "Brooks Group" means Brooks or any Affiliate of Brooks.

           "Company Information" has the meaning specified in Section 4(a).

           "Competitors of Brooks Group" means any third party producing or selling products or services into the Identified Market Areas.

           "Customer Information" has the meaning specified in Section 4(b).

           "Identified Market Areas" means the market areas identified in Exhibit A.

           "Non-Competition Period" means the period of five years commencing on the date of Closing under the Merger Agreement.

           "Sellers" includes Daifuku Japan, the Company Shareholder and any successor to a majority of the business of either of them.

           "New Products" means any product first completed and shipped to a customer after September 1, 1999.

2.         COVENANT NOT TO COMPETE.

           (a) During the Non-Competition Period, except as provided in paragraphs (b) and (c) below, neither the Sellers nor any of their Affiliates shall, directly or indirectly, whether as owners, partners, shareholders, joint venturers, or otherwise, engage or attempt to engage in the following:
                     (i) the competitive development of New Products in the Identified Market Areas, or (ii) distribution agreements with Competitors of Brooks Group to distribute, sell, market or act as sales agent for any products in the Identified Market Areas.


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           (b)       Nothing in paragraph (a) shall prohibit Sellers from: (i)
                     engaging in the competitive development of and marketing of products which are not New Products within the Identified Market Areas, (ii) performing system integration work with Competitors of Brooks Group, or (iii) engaging in any activities in Allowed Product or Market Areas.

           (c) Notwithstanding paragraph (a), CONTEC Co., Ltd., an Affiliate of Sellers, may continue to act as a distributor of WonderWare products pursuant to the Wonderware Embedded OEM Licensing and Distribution Agreement between Wonderware Corporation, a Delaware corporation, and CONTEC dated April 1, 1999. In addition, Sellers may continue development and sales of the current MCS product which was previously developed, sold, and installed by Sellers separate and independent of the MCS product developed by ASC.

           (d) Notwithstanding paragraph (a), in the event and to the extent that (i) Brooks Group is in material breach of its obligations pursuant to a certain License Agreement of the date hereof (Exhibit 4 of the Operating Agreement between the parties), (ii) such material breach has not been cured after sixty (60) days written notice, and (iii) such default could reasonably be expected to adversely affect AMHS sales by Sellers, then upon sixty (60) days prior written notice to Brooks, Sellers may procure, or engage in the competitive development and marketing of, New Products in the Material Control Systems software market for the limited purposes of selling in conjunction with Sellers' AMHS products or supporting Sellers' existing installed base of AMHS products.

           (e) Notwithstanding paragraph (a), in the event and to the extent that (i) Seller provides reasonable written evidence that the aggregate fees, royalties, prices, other consideration, and delivery required by Brooks Group for software products pursuant to a certain License Agreement of the date hereof (Exhibit 4 of the Operating Agreement between the parties) is non-competitive as compared to the aggregate fees, royalties, prices, other consideration, and delivery required by competitors when the competitors are selling Material Control System software independently from sales of AMHS products, and (ii) this pricing and delivery could reasonably be expected to adversely affect AMHS sales by Sellers, then at Sellers' request, the parties shall review options and endeavor in good faith to negotiate arrangements which make Brooks Group's prices competitive within sixty (60) days of Sellers' request. Should Brooks Group's pricing and delivery nevertheless remain non-competitive after the end of the sixty (60) day period despite such efforts, then upon thirty (30) days prior written notice to Brooks, Sellers may procure, or engage in the competitive development and marketing of, New Products in the Material Control Systems software market for the limited purpose of selling in conjunction with Sellers' AMHS products or supporting Sellers' existing installed base of AMHS products.


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3.         NON-SOLICITATION/INTERFERENCE. During the Non-Competition Period, the
           Sellers shall not, nor shall they attempt to or assist any other person in attempting to do any of the following: (i) solicit for employment or other engagement any director, officer, employee, then employed by any member of the Brooks Group, or encourage any such person to terminate such relationship with any member of the Brooks Group, (ii) encourage any customer or supplier of the Brooks Group to terminate or alter such relationship, whether contractual or otherwise, written or oral, with any member of the Brooks Group,
           (iii) encourage any prospective customer or supplier not to enter into a business relationship with any member of the Brooks Group; or
           (iv) impair or attempt to impair any business relationship, contractual or otherwise, between any member of the Brooks Group and any customer, supplier or other person; provided however that the foregoing restrictions shall not apply to (i) unsolicited approaches by any person in response to newspaper, magazine, or radio or other mass media hiring advertisements, or to (ii) transactions or relationships unrelated to the Identified Market Areas.

4.         COMPANY INFORMATION AND CUSTOMER INFORMATION.

           (a) The Sellers recognize that the Surviving Companies, Brooks and their Affiliates have developed confidential and proprietary information regarding costs, profits, markets, operating procedures, products, methods, systems, techniques, customer lists, machinery, tooling, hardware, computer software programs and applications, designs, formulae, schematics, maskworks, specifications, processes, "know-how" designs, plans for present and future development and expansion into new markets and other tangible and intangible proprietary information, which is secret and confidential in nature and is not available to the public, which gives the Surviving Companies, Brooks and their Affiliates a special competence in their respective fields of endeavor, all of which have been acquired or developed at considerable expense. The information referred to in the preceding sentence is hereafter collectively referred to as the "Company Information."

           (b) The Sellers further recognize that the Sellers may have obtained or had access to certain confidential and proprietary information concerning the respective customers and suppliers of the Surviving Companies and their Affiliates, which the Surviving Companies and such Affiliates treat and desire to continue to treat on a confidential basis ("Customer Information") and that the Sellers, during the course of the Company Shareholder's ownership of the Companies, had access to such Customer Information.

           (c) Company Information and Customer Information shall not include information relating to Allowed Product or Market Areas.

5.         PROTECTION OF INFORMATION. The Sellers agree that:


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           (a)       The Sellers shall not disclose, either directly or
                     indirectly, under any circumstances, at any time, excepted as specifically provided for in paragraph (e) below, any of the Company Information or Customer Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; provided that Sellers shall not be deemed to be in breach of such covenant if:
                     (i) Sellers shall have promptly given written notice to Brooks of the request or demand for such disclosure; (ii) Brooks has been afforded the right to participate, at its own expense in objecting to or limiting the nature and scope of such disclosure, and to seek judicial protection available for like material, such as protective orders and sealed records of proceedings; and (iii) the Sellers make such disclosure pursuant to an order of a court of competent jurisdiction from which no appeal may be taken or for which the appeal period has expired.

           (b) Sellers agree not to use any of the Company Information or Customer Information for their own benefit or for the benefit of any other person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as otherwise provided in this Agreement or in separate agreements involving Brooks, Daifuku Japan or Company Shareholder.

           (c) Sellers agree that at any time upon the request of Brooks, Sellers will deliver to Brooks all documents and data of any nature pertaining to any Company Information and Customer Information which is in the direct or indirect possession, or under the direct or indirect control, of Sellers.

           (d) Sellers represent that Sellers' performance of all of the terms of this Agreement does not and will not breach any agreement by which Sellers are bound to keep in confidence proprietary information or trade secrets of any other person acquired by Sellers in confidence or in trust and Sellers agree not to enter into any agreement either written or oral in conflict herewith.

           (e) The obligations of confidentiality and nondisclosure shall not include information which Sellers can show is (i) in the public domain unless there by reason of Sellers' improper disclosure, (ii) was disclosed to Sellers in good faith by a third party having the right to disclose such information, or (iii) is independently developed by or on either of the Sellers' behalf, independently of any disclosure hereunder.

6. REMEDIES. Sellers expressly acknowledge that, in the event that the provisions of Section 2, 3 or 5 hereof are breached, Brooks will suffer damages incapable of ascertainment and will be irreparably damaged if any provision of such Sections is not enforced. Therefore, should any dispute arise with respect to the breach or threatened breach of any provision of said Sections, Sellers agree and consent that, in addition to any and all other remedies available to Brooks, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any breach or threatened breach of any of such provisions. Sellers consent that, for purposes of any


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           action initiated against Sellers hereunder, service of process may be effected by certified mail or overnight receipted courier as set forth in Section 10 hereof and shall be acceptable and adequate to satisfy the requirement that service of process be served on Sellers in connection therewith. All such proceedings may be pursued and such remedies sought and obtained concurrently or consecutively at the election of Brooks.

7. INTEGRAL PART OF TRANSACTION; PROTECTION OF INTERESTS. The undertakings and covenants of Sellers contained in this Agreement are an integral part of the transactions set forth in the Merger Agreement. Sellers acknowledge, warrant and agree that the restrictive covenants contained in this Agreement are necessary for the protection of the business investment by Brooks in the capital stock of the Companies and the legitimate business interests of the Surviving Companies and their Affiliates, respectively, and are reasonable in scope and content and in the event any such territorial, time or other limitations are found to be unreasonable by a court of competent jurisdiction, Sellers agree and submit to the reduction of such territorial, time or other limitations to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation contained in Sections 2,3 or 5 of this Agreement is found to be unreasonable or otherwise invalid in whole or in part in any jurisdiction, Sellers agree that such limitations shall be and remain valid in all other jurisdictions.

8. SEVERABILITY. The parties agree that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject, such provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the applicable law.

9. ASSIGNMENT. This Agreement may not be assigned by Brooks without the consent of Sellers, which will not be unreasonably withheld. The agreements hereunder shall inure to the benefit of and be enforceable by permitted successors or assigns.

10. NOTICES. All notices to be sent pursuant to this Agreement shall be in writing and shall have been deemed to have been adequately given if delivered in person or mailed by registered or certified mail, postage prepaid or overnight receipted courier.

           If to Brooks or the Surviving Companies:

           Brooks Automation, Inc.
           15 Elizabeth Drive
           Chelmsford, MA 01824
           Attention: Chief Financial Officer
           Tel: (978) 262-2610
           Fax: (978) 262-2502



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           with a copy to:

           Lawrence M. Levy, Esquire
           Brown, Rudnick, Freed & Gesmer, P.C.
           One Financial Center
           Boston, MA 02111
           Tel: (617) 856-8200
           Fax: (617) 856-8201

           If to the Sellers to:

           Natsuo Makino
           Daifuku America Corporation
           6700 Tussing Road
           Reynoldsburg, OH  43068

           with a copy to:

           Stephen M. Proctor
           Masuda, Funai, Eifert & Mitchell
           Two Continental Towers
           1701 Golf Road
           Suite 800
           Rolling Meadow, IL 60008-4254
           Tel: (847) 731-8811
           Fax: (847) 734-1089

11. WAIVERS. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein.

12. MODIFICATIONS. No modifications of any provisions of this Agreement shall be made unless made in writing and signed by the parties hereto.

13. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

14. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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15.        HEADINGS. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not affect the meaning or construction of any of the provisions hereof.










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           IN WITNESS WHEREOF, the parties hereto, or their duly authorized representatives, have signed, sealed and delivered this Agreement effective as of the day and year first above written.


                                        BROOKS AUTOMATION, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        DAIFUKU CO., LTD.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        DAIFUKU AMERICA CORPORATION


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:






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                                    EXHIBIT A
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                             Identified Market Areas


1. Material Control Systems Software products, including without limitation products competing with or similar in functionality to the following products or their successors:
           1.2       Transport Maven
           1.3       CLASS
           1.4       CLASS 2000
           1.5       MCS 4.x for Intel
           1.6       MCS 3.x for Intel
           1.7       MTS for Samsung
           1.8       MTI MCS

2. Wafer/Lot Tracking Software products, including without limitation products competing with or similar in functionality to the following products or their successors:
           2.1       WaferTrax
           2.2       Laser Scribe Elimination
           2.4       ID Maven

3. Cell Control Software products, including without limitation products competing with or similar in functionality to the following products or their successors:
           3.1       Toolstation
           3.2       PhotoStation
           3.3       Cell Maven
           3.4       APMS

4. MES Related Software and Integration products, including without limitation products competing with or similar in functionality to the following products or their successors:
           4.1       BayStation/fabVU
           4.2       MCSsrv
           4.3       BOMbrowser
           4.4       DataTrax
           4.5       RpcMS (Reticle and Probe Card Mgmt.)
           4.6       MES Integration (Wonderware)
           4.7       MES Integration (FASTech)

5.         Not Applicable

6. Simulation Software products, including without limitation products competing with or similar in functionality to the following products or their successors:
           6.1       Automod
           6.2       Auto Sched

7. Scheduling Software products, including without limitation products competing with or similar in functionality to the following products or their successors:
           7.1       Advanced Productivity Family
           7.2       ISS Reporter



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                                    EXHIBIT B
                                    ---------

                         ALLOWED PRODUCT OR MARKET AREAS


1.         The following Material Control System product areas
           CFM/CSM (English)
           CFM/CSM (Japanese)
           CFM40 products which incorporate Brooks technology
           Products which incorporate technology licensed from Brooks

2. Automotive Software markets, including without limitation markets served by the following products:
           Parts Call
           Andon
           Monitoring
           Painted Body Storage
           Parts Sequential Supply

3. Warehouse Management System Software markets, including without limitation markets served by the following products:
           Warehouse Rx (General)
           WMS (Warehouse Management System)

4.         The following simulation software products areas:
           Daifuku Extensions to Brooks' simulation products, including Automod Daifuku Extensions
           DREAMS (Daifuku Real-time Engineering Advanced Planning Tool for Material Handling System)




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